EXHIBIT 99.1

Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) are non-GAAP measures that we believe are useful to investors to measure the operational strength and performance of our business and to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) provide a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items. We define Covenant Adjusted EBITDA (Pre-SAC) as Adjusted EBITDA adjusted for costs in our statement of operations associated with the acquisition of customers, net of revenue associated with the sale of equipment (expensed net SAC).
There are material limitations to using Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC). Adjusted EBITDA and Covenant Adjusted EBITDA do not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments, including subscriber acquisition costs, which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) in conjunction with net income or loss as calculated in accordance with GAAP.
The table below reconciles net (loss) income to Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) for the periods presented.
		Six Months Ended June 30,		Years Ended December 31,
(in thousands)	Twelve Months Ended June 30, 2020	2020	2019	2019	2018	2017
Net (loss) income	$(660,657)	$(407,034)	$(170,527)	$(424,150)	$(609,155)	$342,627
Interest expense, net	718,659	412,632	313,546	619,573	663,204	732,841
Income tax benefit	(158,628)	(105,795)	(45,209)	(98,042)	(23,463)	(764,313)
Depreciation and intangible asset amortization	1,959,233	966,893	996,742	1,989,082	1,930,929	1,863,299
Amortization of deferred subscriber acquisition costs	87,784	45,416	37,760	80,128	59,928	51,491
Amortization of deferred subscriber acquisition revenue	(115,829)	(59,017)	(50,472)	(107,284)	(79,136)	(46,454)
Share based compensation expense	87,703	48,327	46,250	85,626	135,012	11,276
Merger, restructuring, integration and other	143,445	120,832	13,269	35,882	(3,344)	64,828
Goodwill impairment	45,482	—	—	45,482	87,962	—
Loss on sale of business	62,708	757	—	61,951	—	—
Loss on extinguishment of debt	81,446	65,843	88,472	104,075	274,836	4,331
Radio conversion costs, net(a)	35,734	11,670	919	24,983	5,099	12,244
Financing and consent fees(b)	27,123	5,260	1,387	23,250	8,857	63,593
Foreign currency (gains)/losses(c)	(512)	—	(738)	(1,250)	3,228	(23,804)
Acquisition related adjustments(d)	11,030	1,444	12,699	22,285	16,178	2,588
Licensing Fees(e)	—	—	—	—	(21,533)	—
Other(f)	9,514	(4,629)	7,476	21,619	4,895	38,256
Adjusted EBITDA	$2,334,235	$1,102,599	$1,251,574	$2,483,210	$2,453,497	$2,352,803
Expensed Net SAC(g)	305,391	167,449	145,166	283,108	295,717	334,764
Covenant Adjusted EBITDA (Pre-SAC)	$2,639,626	$1,270,048	$1,396,740	$2,766,318	$2,749,214	$2,687,567

(a)	Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(b)	Represents fees expensed associated with financing transaction.
(c)	Relates to the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(d)	Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(e)	Represents other income related to $22 million of one-time licensing fees.
(f)
Represents other charges and non-cash items as well as certain advisory and other costs associated with our transition to a public company. During 2019, includes a $10 million write-off of notes receivable from a strategic investment. During 2018, includes a gain of $7.5 million from the sale of equity in a third-party that we received as part of a settlement. During 2017, includes fees of $20 million related to a management consulting agreement, which was terminated in connection with the consummation of the initial public offering.

(g)	Represents expensed costs associated with the acquisition of new customers, net of revenue associated with the sale of equipment.